CHECKPOINT SYSTEMS, INC.

                          COMPENSATION OPTION AGREEMENT


     This OPTION AGREEMENT (this "Agreement") is made as of June 11, 1998, by and between Checkpoint Systems, Inc. ("Checkpoint"), a Pennsylvania corporation and Ernest G. Locker, Jr. ("Locker"), an individual residing at 845 Clyde, Downers Grove, Illinois 60516.

     Checkpoint and Locker have entered into that certain Consulting Agreement (the "Consulting Agreement") dated July 7, 1998, pursuant to which Locker will provide consulting services for Checkpoint. As part of the consideration for the services to be provided by Locker under the Consulting Agreement, Checkpoint has agreed to grant the options provided by this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound, the parties hereto agree as follows:

     1. Grant of Option: Checkpoint hereby grants to Locker Non-Qualified Stock Options (the "Options") to purchase a total 7,500 shares (the "Option Shares") of Checkpoint's Common Stock, par value $.10 per share ("Common Stock") at the purchase price of $15.1563 (the "Option Price") per share (being 100% of the fair market value per share of Common Stock on the date hereof as determined by Checkpoint).

     All shares of Common Stock authorized to be issued on the exercise of the Options granted hereunder shall be either authorized but unissued shares or shares held by Checkpoint in its Treasury.

     2. Time of Exercise of Option. The vested and exercisable portion of Options granted in accordance with Section 3, are exercisable for a period of five (5) years beginning on the date the Options first become exercisable. Options shall become exercisable: (i) fifty percent (50%) or 3,750 shares are exercisable immediately; (ii) fifty percent (50%) or 3,750 shall be exercisable upon the first anniversary of the consulting agreement. Notwithstanding anything contained in this Agreement to the contrary the Options granted herein shall expire on the earlier of ninety (90) days after the date upon which services to the Company by Locker terminate.

     3. Vesting. The Options shall be vested on the date hereof, and exercisable as provided in Section 2.

     4. Terms of Payment. Full payment of the Option Price for any Option Shares with respect to which this Option is exercised shall be made in cash or by personal or certified check, bank draft or postal or express money order, on the date notice of exercise of the Option is given by Locker to Checkpoint.

     5. Partial Exercise. The vested portion of this Option may be exercised in whole or in part, subject to the provisions of this Agreement. Fractional shares will not be issued.

     6. Stock Certificates. Upon the exercise of the Option, appropriate stock certificates shall be issued to Locker. The issuance of such stock certificates shall vest in the holder all rights as a shareholder with respect to the Option Shares evidenced thereby. Any stock certificate issued hereunder may contain such securities law or other legends as Checkpoint deems appropriate.

     7. Transferability. The Option shall be exercisable only by Locker or his permitted assigns heirs, executors or administrators, as the case may be, and the Option is not assignable or transferable otherwise than upon the prior written consent of Checkpoint.

     8. Adjustments to Number of Shares. In the event of any change in the shares of Common Stock by reason of any stock dividend, recapitalization, reorganization merger, consolidation, split-up, combination, or exchange of such shares at a price substantially below fair market value, or rights offering to purchase such shares, or of any similar change affecting such shares of Common Stock, the number and kind of Option Shares subject to this Option and the Option Price shall be appropriately adjusted to prevent substantial dilution or enlargement of the rights granted to Locker hereunder.

     9. No Rights As a Stockholder. Locker shall have no rights as a stockholder with respect to the Option Shares until the date as of which a stock certificate is issued pursuant to exercise of the Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, other property) or distributions or rights for which the record date is prior to the date such stock certificate is issued. Any stock dividends shall result in adjustment of the number of shares pursuant to Section 8.

     10. Tax and Securities Laws Matter. Locker acknowledges and agrees that the Option has not been, and the Option Shares will not be upon issuance, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold without registration under the Securities Act of 1933, as amended, and compliance with state securities laws, unless an exemption therefrom is applicable. Locker represents that he is acquiring the Option and will acquire the Option Shares for investment purposes only and has no present intention of disposing of the Option or, upon issuance, the Option shares.

     11. Notices. All notices hereunder shall be sent by registered or certified mail, return receipt requested, or by overnight courier guaranteeing next day delivery to the following addresses:

           (i)     if to Checkpoint, addressed to:

                   Checkpoint Systems, Inc.
                   Attention:  General Counsel
                   101 Wolf Drive
                   Thorofare, New Jersey 08086

           (ii)    if to Locker, addressed to:

                   Mr. Ernest G. Locker, Jr.
                   845 Clyde
                   Downers Grove, Illinois 60516

     12. Binding Effect. This Option Agreement shall be binding upon, and inure to the benefit of, Checkpoint and its successors and Locker and his permitted assigns, heirs, executors and administrators.

     13. Integration and Governing Law. This Agreement comprises the entire understanding between the parties hereto as to the subject matter covered hereby and shall be construed and interpreted in accordance with the laws of the

Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions thereof.

     IN WITNESS WHEREOF, the undersigned have executed this Option Agreement as of the date and year first above written.

Ernest G. Locker, Jr.                     Checkpoint Systems, Inc.


/s/ Ernest G. Locker, Jr.                 By: /s/ Kevin P. Dowd
-------------------------                     ---------------------------------
                                              (Signature)

                                                      Kevin P. Dowd
                                          -------------------------------------
                                                      (Printed Name)

                                          President and Chief Executive Officer
                                          -------------------------------------
                                                         (Title)